UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Luby’s Inc.

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Contact: Rick Black, 713-329-6808

Matthew Sherman / Jeremy Jacobs

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Dan Burch / Charlie Koons

MacKenzie Partners, Inc.

212-929-5500

FOR IMMEDIATE RELEASE

LUBY’S ISSUES OPEN LETTER TO SHAREHOLDERS

HOUSTON, TX, October 30, 2007 – Luby’s, Inc. (NYSE: LUB) today mailed the following letter to all shareholders from Gasper Mir, III, Chairman of the Board, in connection with the Company’s 2008 Annual Meeting of Shareholders.

Dear Shareholder:

We will soon be sending you our proxy statement and annual report for Luby’s 2008 Annual Meeting of Shareholders. The Annual Meeting will take place on Tuesday, January 15, 2008, in Houston, Texas. As you may know, a dissident shareholder, Ramius Capital Group, L.L.C., a New York City-based hedge fund, and its affiliates have nominated four individuals for election to your Board. Your Board of Directors strongly urges you NOT to take any action in response to the dissident shareholder until you receive the Company’s proxy materials and have a chance to vote the Company’s WHITE proxy card.

LUBY’S HAS THE RIGHT BOARD OF DIRECTORS IN PLACE

YOUR BOARD IS COMMITTED TO CREATING VALUE FOR ALL LUBY’S SHAREHOLDERS

Luby’s Board of Directors is independent, diverse and open-minded, and our interests are closely aligned with those of all Luby’s shareholders. Luby’s ten-member Board includes a majority of independent directors, an independent chairman, and the Company’s CEO, Chris Pappas, and COO, Harris Pappas. Collectively, Chris and Harris Pappas have 60-years of combined experience and leadership in the restaurant industry.

Your Board has the necessary depth and breadth of expertise in areas that are critical to Luby’s continued success. Luby’s directors are veterans in restaurant management, public company leadership, real estate, finance, accounting, marketing, law and customer relations. Each of your directors is a seasoned industry leader who is actively engaged in building shareholder value and positioning Luby’s for profitable growth.

Luby’s has benefited immensely since 2001 from the leadership of your Board and Chris and Harris Pappas. Under the Pappas’ stewardship, Luby’s has returned to profitability; eliminated more than $120 million of debt, and today is debt-free; and experienced same-store sales growth through improvements in our overall product offering and better store-level execution.

Chris and Harris Pappas believe strongly in Luby’s strategic growth plan and future prospects. We are pleased to advise you that Chris and Harris Pappas have:

•	agreed to remain CEO and COO of Luby’s until at least August 31, 2009 and have extended their employment contracts with no increase in salary;

•	invested an additional $11.2 million in Luby’s, increasing their collective ownership to 24% of Luby’s outstanding shares from 17% as a result of the exercise of stock options granted in 2001; and

•	obtained the right to increase their investment to 33% of Luby’s outstanding shares without further Board approval.

No one has more at stake in Luby’s than Chris and Harris Pappas, and your Board is extremely pleased with the Company’s progress under their leadership and with their continued commitment to Luby’s.

YOUR BOARD AND MANAGEMENT TEAM REGULARLY AND CAREFULLY

EVALUATE THE BEST WAY TO CREATE VALUE FOR ALL LUBY’S SHAREHOLDERS

As part of your Board’s ongoing commitment to enhancing shareholder value, we regularly consider a range of strategies to continue to improve the Company’s operational and financial performance. Luby’s supports open communications with all of its shareholders and we welcome input toward the goal of improving shareholder value. In particular we have considered certain recommendations for financial engineering and releveraging the Company’s balance sheet through the sale and leaseback of our real estate that were suggested earlier this year by the dissident shareholder.

After careful consideration, your Board determined that, at this time, the continued execution of the Company’s focused strategic growth plan is in the best interests of the Company and its shareholders and provides the greatest opportunity to create long-term shareholder value. In particular, we believe that by owning rather than leasing our properties, we generate better operating margins and greater cash flow returns, which better positions the Company for growth.

YOUR BOARD IS FIRMLY COMMITTED TO ENHANCING VALUE FOR ALL

SHAREHOLDERS THROUGH CONTINUED EXECUTION OF LUBY’S STRATEGIC

GROWTH PLAN

Prior to the change in leadership of your Board and management team, which began with the investment of Chris and Harris Pappas in late 2000, there was a sentiment in the marketplace that cafeterias were no longer a viable business. Over the last several years your Board, management team and our dedicated employees have made significant progress, clearly proving that Luby’s cafeteria concept and brand are strong and desired by our customers. We are committed to building upon this important momentum and are focused on capitalizing on the growth opportunities in our core Texas market and beyond.

Earlier this year, your Board and management team announced a new strategic growth plan designed to create long-term shareholder value. Key elements include:

•

Growing Our Footprint: The first new prototype opened in Cypress, Texas on August 17th, and is already outperforming the system average. It is on pace to generate an annual unit volume (AUV) in excess of $3.25 million, an increase of 30% as compared to Luby’s current AUV of $2.5 million. We anticipate building 45 to 50 of these new stores over the next five years, positioning Luby’s into the growing ‘fast casual’ dining category. We are confident that the prototype’s improved operations and design will allow us to achieve greater returns than our current per unit system averages. We intend to build and operate new Luby’s cafeteria style restaurants in growing areas of our existing markets and expand to new selected growth markets.

•

Investing In Our Existing Restaurants: In addition to new stores, we will continue to update our existing locations to further enhance the dining experience of our guests. Our restaurant management team continues to focus on ensuring execution of Luby’s standards of food quality, service and profitability.

•

Expanding Our Culinary Contract Services Business: This year we have grown our culinary contract business from one account to eight accounts. We are currently targeting the healthcare sector, where we provide food services for large healthcare facilities. For example, our new dining facility at Baylor College of Medicine has already been well received by customers and is performing in line with our expectations.

WE URGE ALL LUBY’S SHAREHOLDERS TO SUPPORT YOUR BOARD

AND SENIOR MANAGEMENT TEAM

Your Board and management team have demonstrated our unwavering commitment to building value for all Luby’s shareholders and have positioned Luby’s for sustainable and profitable growth through the implementation of our new strategic growth plan. We strongly urge all Luby’s shareholders to support your Board of Directors and NOT take any action in response to the dissident shareholder until you receive the Company’s proxy materials and have a chance to review them and vote the Company’s WHITE proxy card.

If you have any questions, I encourage you to contact our investor relations department at (713) 329-6808 or investors@lubys.com, or MacKenzie Partners, Inc. which is assisting the Company in this matter, toll-free at (800) 322-2885.

We will continue to keep you informed of developments as appropriate. We thank you for your continued support of the Company.

On behalf of the Board of Directors,

Sincerely,

Gasper Mir, III

Chairman of the Board

About Luby’s

Luby’s operates 128 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states. Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service. For more information about Luby’s, visit the Company’s website at http://www.lubys.com.

Additional Information

The Company will be filing a proxy statement concerning the solicitation of proxies by the board of directors in connection with the election of directors and other issues to be decided at the 2008 Annual Meeting of Shareholders. As required by the Securities and Exchange Commission, (“SEC”), you are urged to read the proxy statement when it becomes available because it will contain important information. After it is filed with the SEC, you will be able to obtain the proxy statement free of charge at the SEC’s website (www.sec.gov). A proxy statement also will be made available for free to any shareholder of the Company who makes a request to the Corporate Secretary, at (713) 329-6800 or 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

Luby’s and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting of Shareholders. Information regarding these persons will be included in the proxy statement concerning the solicitation of proxies by the board of directors in connection with the election of directors and other issues to be decided at the 2008 Annual Meeting of Shareholders. In addition, Luby’s files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov or from Luby’s at www.lubys.com.

Forward-Looking Statements

This document contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this document, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including any statements regarding plans for expansion of the Company’s business, scheduled openings of new units, the implementation of the Company’s strategic growth plan and expectations concerning unit sales and investor returns. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly affect expected results, and actual future results could differ materially from those described in such statements. Some of the factors that could cause actual future results to differ materially are described under the caption “Risk Factors” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q, which may be obtained free of charge at the SEC’s website at www.sec.gov or from Luby’s at www.lubys.com.

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